Exhibit 3.81

LIMITED LIABILITY COMPANY AGREEMENT

OF

JALOU SILVER DOLLAR, LLC

This Operating Agreement (this “Agreement”) of JALOU SILVER DOLLAR, LLC, a limited liability company organized pursuant to the laws of the State of Louisiana, is made effective as of November 13, 2006 by JALOU L.L.C., a Louisiana limited liability company, the sole Member (the “Member”), of JALOU SILVER DOLLAR, LLC (the “Company” as defined herein).

The Company has been formed pursuant to and in accordance with the Limited Liability Company Act of Louisiana (Louisiana Limited Liability Act 12:1301 et seq.) as amended from time to time (the “Act”), and the Member does hereby state as follows:

1.             Name.  The name of the limited liability company hereby is Jalou Silver Dollar, LLC (the “Company”).

2.             Organization.  The Company has been formed as a Louisiana limited liability company pursuant to the provisions of the Act.

3.             Purpose.  The Company is formed for the object and purpose of:

a.             Owning and operating various truck stop facilities and casinos;

b.             Pursuing any lawful business whatsoever, or which shall at any time appear conducive to or expedient for the benefit of the Company or the protection of its assets;

c.             Exercising all powers which may be legally exercised under the Act; and

d.             Engaging in any activities reasonable, necessary or convenient to the foregoing.

4.             Powers.  In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have the power and is hereby authorized to:

a.             acquire by purchase, lease, contribution of property or otherwise, own, hold, sell, convey, transfer or dispose of any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

b.             act as a trustee, executor, nominee, bailee, director, officer, agent or in some other fiduciary capacity for any person or entity and to exercise all of the powers, duties, rights and responsibilities associated therewith;

c.             take any and all actions necessary, convenient or appropriate as trustee, executor, nominee, bailee, director, officer, agent or other fiduciary, including the granting or approval of waivers, consents or amendments of rights or powers relating thereto and the execution of appropriate documents to evidence such waivers, consents or amendments;

d.             operate, purchase, maintain, finance, improve, own, sell, convey, assign, mortgage, pledge, guaranty, lease or demolish or otherwise dispose of any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

e.             borrow money, issue evidences of indebtedness and guarantee the indebtedness of others in furtherance of any or all of the purposes of the Company, and secure the same by mortgage, pledge or other lien on the assets of the Company;

f.              invest any funds of the Company pending distribution or payment of the same pursuant to the provisions of this Agreement;

g.             prepay in whole or in part, refinance, recast, increase, modify or extend any indebtedness of the Company and, in connection therewith, execute any extensions, renewals or modifications of any mortgage or security agreement securing such indebtedness;

h.             enter into, perform and carry out contracts of any kind, including, without limitation, contracts with any person or entity affiliated with the Member, necessary to, in connection with, convenient to, or incidental to the accomplishment of the purposes of the Company;

i.              employ or otherwise engage employees, managers, contractors, advisors, attorneys and consultants and pay reasonable compensation for such services;

j.              enter into partnerships, limited liability companies, trusts, associations, corporations or other ventures with other persons or entities in furtherance of the purposes of the Company; and

k.             do such other things and engage in such other activities related to the foregoing as may be necessary, convenient or incidental to the conduct of the business of the Company, and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

5.             Principal Business Office.  The principal business office of the Company shall be located at 718 S. Buchanan Street, Suite C, Second Floor, Lafayette, Louisiana 70501.

6.             Registered Agent and Office.   The registered agent and the registered office shall be as stated in the Articles of Organization filed with the Louisiana Secretary of State.  The Member may change the registered agent or registered office by appropriate filings with the Secretary of  State.  In the event the registered agent ceases to act as such or the registered office changes, the

Member shall promptly designate a new registered agent or file a notice of change of registered office, as the case may be.

7.             Members.  The name and the mailing address of the Member is set forth on
Schedule A attached hereto.

8.             Limited Liabilities.  Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

9.             Capital Contributions.  The Member is deemed admitted as the Member of the Company upon its execution and delivery of this Agreement.  The Member will contribute the amount of United States Dollars to the Company as listed on Schedule A attached hereto.

10.           Additional Contributions.  The Member is not required to make any additional capital contribution to the Company.  However, a Member may make additional capital contributions to the Company in such amounts and at such times as shall be determined by the Member.

11.           Allocation of Profits and Losses.  The Company’s profits and losses shall be allocated to the Member.

12.           Distributions.  Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.

13.           Management. The management of the Company shall be vested in Managers.    The Company will have three (3) Managers.  The Member intends that the Managers shall run the activities of the Company and shall have such other powers as are delineated herein.

a.             Selection of Managers.  The Managers shall be Jeffrey P. Jacobs, Stan W. Guidroz and Reid M. Smith.

b.             Term of Office.  Each Manager shall hold office until his or her earlier resignation, removal from office, or death.

c.             Vacancies.  If a Manager shall vacate his/her position, such vacancy shall be filled by the decision of the Member.

d.             General Powers of Managers.  Except to the extent otherwise provided by law or the Agreement and without prejudice to the general powers conferred by or implied by statutory law in the State of Louisiana all of the authority of the Company shall be exercised under the authority of each Manager and all decisions shall be made upon the consent of any one of the Managers, including without limitation the following powers:

i.              To appoint, and at their discretion, with or without cause, to remove or suspend supporting staff, officers, assistants, supervisors, agents and employees of the Company as any one of the Managers may from time to time consider advisable, and to determine the duties and fix the compensation of all supporting staff, officers, assistants, agents, supervisors and employees.

ii.             To designate a depository or depositories of the funds of the Company and the persons who shall be authorized to sign notes, checks, drafts, contracts, deeds, mortgages and other instruments on behalf of the Company.  In this regard, any one of the Managers shall be authorized to sign notes, checks, drafts, contracts, deeds, mortgages and other instruments on behalf of the Company.

iii.            The business and affairs of the Company shall be managed and conducted by the Managers.  Instruments and documents providing for the acquisition, mortgage, or disposition of property of the Company shall be valid and binding upon the Company, if they are executed by any one or more Managers of the Company.

e.             Removal of Managers.  Any Manager may be removed, either with or without cause, at any time, by the Member.  The vacancy caused by any such removal may be filled by the Member.

14.           Officers.  The Managers may, from time to time as it deems advisable, appoint officers of the Company (the “Officers”), assign in writing titles (including, without limitation, Chairman, President, Vice President, Treasurer and Secretary) to any such persons and set forth in writing such persons’ duties and powers.  Unless the Managers decide otherwise, if the title is one commonly used for officers of a business corporation formed under the Business Corporation Law of Louisiana (12:1 et seq.), the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office.  Any delegation pursuant to this Section 14 may be revoked at any time by the Managers.  The names and titles of the initial officers of the Company are set forth on Schedule B attached hereto.

15.           Other Business.  The Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others.  The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

16.           Exculpation and Indemnification.  No Member, Manager or Officer shall be liable to the Company, or any other person or entity who has an interest in the Company, for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Member, Manager or Officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member, Manager or Officer by this Agreement, except that a Member, Manager or Officer shall be liable for any such loss, damage or claim incurred by reason of such Member’s, Manager’s or Officer’s gross negligence or willful misconduct.  To the fullest extent permitted by applicable law, a Member, Manager or Officer shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Member, Manager or Officer by reason of any act or omission performed or omitted by such Member, Manager or Officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member, Manager or Officer by this

Agreement, except that no Member, Manager or Officer shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Member, Manager or Officer by reason of gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 16 shall be provided out of and to the extent of Company assets only, and no Member shall have personal liability on account thereof.

17.           Assignments.  A Member may assign in whole or in part its limited liability company interest by a written instrument executed by the Member.  If a Member transfers all of its interest in the Company pursuant to this Section, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement.  Such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company.

18.           Admission of Additional Members.  One (1) or more additional members of the Company may be admitted to the Company with the written consent of the Member.

19.           Dissolution.

a.             The Company shall be dissolved upon the occurrence of any of the following events: (i) the occurrence of events specified in writing in the articles of organization, if any; (ii) by the written consent of the Member in accordance with R.S. 12:1318;  or (iii) upon entry of a decree of judicial dissolution under R.S. 12:1335, as amended.

b.             As soon as possible following the occurrence of any of the events specified in this Section effecting the dissolution of the Company, the appropriate representative of the Company shall execute Articles of Dissolution to dissolve the Company in such form as shall be prescribed by the Louisiana Secretary of State and file same with the Louisiana Secretary of State’s office.

c.             The bankruptcy of the Member will not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

d.             In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Part VII. of the Act.

20.           Separability of Provisions.  Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

21.           Entire Agreement.  This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

22.           Governing Law.  This Agreement shall be governed by, and construed under, the laws of the State of Louisiana (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

23.           Amendments.  This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

24.           Sole Benefit of Member.  The provisions of this Agreement (including Section 11) are intended solely to benefit the Member and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor shall be a third-party beneficiary of this Agreement), and the Member shall have no duty or obligation to any creditor of the Company to make any contributions or payments to the Company.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first written above.

JALOU L.L.C.,
a Louisiana limited liability company

By:	/s/ Stan W. Guidroz
Stan W. Guidroz, Executive Vice President

Schedule A

to JALOU SILVER DOLLAR, LLC

Limited Liability Company Agreement

MEMBER

Name	Mailing Address	Agreed Value of Capital Contribution	Percentage Interest
JALOU L.L.C.	1231 Main Avenue Cleveland, OH 44113	$1,000.00	100%

Schedule B

to JALOU SILVER DOLLAR, LLC

Limited Liability Company Agreement

OFFICERS

Name	Title
Jeffrey P. Jacobs	Chairman and Manager

Stan W. Guidroz	President and Manager

Reid M. Smith	Secretary/Treasurer, Executive Vice President and Manager